                                                                   EXHIBIT 99.1


-------------------------------------------------------------------------------
[NABORS INDUSTRIES LOGO APPEARS HERE]                              NEWS RELEASE
-------------------------------------------------------------------------------


           NABORS ANNOUNCES DRILLING VENTURE WITH EL PASO CORPORATION


ST. MICHAEL, BARBADOS, OCTOBER 10, 2003, NABORS INDUSTRIES LTD. (AMEX: NBR), announced today that it has entered into agreements with wholly owned subsidiaries of El Paso Corporation to help develop two specified packages of wells. Under the agreements, a subsidiary of Nabors will contribute 20 percent of an estimated $500 million total cost to develop the wells in exchange for a 20 percent net profits interest (cash proceeds available after royalties and operating costs have been paid). Once a specified payout is achieved, Nabors' net profits interest will convert to a nominal overriding royalty interest in the wells for the remainder of the wells' productive life. Under the terms of the agreements, each party may terminate the agreements upon 30 day's notice.

Gene Isenberg, Nabors' Chairman and CEO commented on the investment, "We are pleased to have an opportunity to invest in this attractive group of prospects with such a well respected operator as El Paso. Their prospects inventory is known to be of high-quality and they have an excellent track record of execution in the E & P Business. We welcome the opportunity to broaden our relationship."

The Nabors companies own and operate almost 600 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platforms, 17 jack-ups, and three barge rigs in the domestic and international markets. Nabors markets 30 marine transportation and support vessels, primarily in the US Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development at Nabors Corporate Services, Inc. (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com. Alternatively, you may contact Angela Ridgell at Nabors Corporate Services at (281) 775-8063.